July 27, 2017

Ensco plc
London, England

Re: Registration Statements on Form S-8 (Nos. 333-174611, 333-58625, 033-40282, 333-97757, 333-125048, 333-156530, 333-181593, 333-204294, 333-211588 and 333-218240), Form S-3 (No. 333-201532) and Form S-4 Form S-4 (333-215853 and 333-218808)
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 27, 2017 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Houston, Texas